Exhibit 99.1
At the Company:
Akorn, Inc.
Arthur S. Przybyl, President and CEO
Jeffrey A. Whitnell, CFO
(847) 279-6100
FOR IMMEDIATE RELEASE
Akorn Reports Third Quarter 2007 Financial Results
Buffalo Grove, IL, November 1, 2007 – Akorn, Inc. (NASDAQ: AKRX) a specialty pharmaceutical company, today reported financial results for the third quarter ended September 30, 2007.
Total revenue for the third quarter 2007 was $15.8 million, an increase of 36% over second quarter 2007 total revenue of $11.6 million, and a 9% increase over third quarter 2006 total revenue of $14.5 million. The revenue increase reflects the impact of the multi-dose Tetanus Diphtheria vaccine product launch as well as the re-launch of IC-Green™. As of September 30, 2007, approximately $1.3 million remained on backorder for IC-Green™.
Gross profit for the third quarter 2007 was $3.0 million as compared to $6.0 million in the third quarter 2006. The aggregate decline in third quarter 2007 gross profit versus the comparative prior year period was due to a sales mix of significantly higher margin products in the comparative prior year period, primarily attributed to the re-launch of Bal-in-Oil. Further, the current year period included introductory pricing levels for the multi-dose Tetanus Diphtheria vaccine, necessary to compete with distributors who are exhausting their on-hand inventories prior to product expiration. Finally, both of our manufacturing facilities incurred production shutdowns in the third quarter 2007.
Selling, general and administrative expenses totaled $5.4 million in the third quarter 2007, an increase of $1.1 million over the comparative prior year period. The majority of this increase is due to the addition of 19 new employees that were hired to expand our sales teams in anticipation of two near-term product launches: Oral Vancomycin and unit dose preservative-free Tetanus Diphtheria vaccine. Research and development expenses were $2.1 million in the third quarter 2007 versus $2.6 million in the comparative prior year period. The net loss available to common stockholders for the third quarter 2007 was $4.7 million or $0.05 per fully diluted share vs. the net loss available to common stockholders of $1.2 million in the third quarter 2006 or $0.02 per fully diluted share.
As of September 30, 2007, the Company had cash and cash equivalents equal to $10.3 million and $10.0 million of undrawn availability under our Credit Agreement. In addition,

the Company recently announced the pending sale of one million shares of common stock, priced at market, to Serum Institute of India, Ltd.
Highlights for the Third Quarter 2007:
•	Biologics and Vaccines Business Segment:
o	September 5, 2007: Akorn announced the product launch of multi-dose Tetanus Diphtheria vaccine.
•	Hospital Drugs and Injectables Business Segment:
o	July 17, 2007: Akorn announced the signing of an exclusive development and supply agreement with Haemonetics Corporation for three premix drug products. Premix medications are ready to use intravenous drug products which eliminate drug compounding steps in the pharmacy or point of care.

o	July 19, 2007: Akorn announced the signing of an exclusive drug development and supply agreement with Cipla, Ltd. for an injectable ANDA drug product for the prevention of organ transplant rejection.

o	July 30, 2007: Akorn announced the signing of a development and supply agreement with Hyaluron for two injectable ANDA suspension drug products.

o	September 9, 2007: Akorn announced the submission of an ANDA drug product developed jointly with Sofgen Pharmaceuticals for the treatment of nausea and vomiting associated with cancer chemotherapy.

o	October 11, 2007: Akorn announced the signing of an exclusive licensing, development and supply agreement with Sofgen Pharmaceuticals for an ANDA oral drug product for women’s healthcare.
•	New Product Development:
o	July 7, 2007: Akorn-Strides, LLC announced its first ANDA approval for Ketorolac Tromethamine Injection USP, 15 mg/mL and 30 mg/mL.

o	July 27, 2007: Akorn announced FDA approval of Ketotifen Fumarate Ophthalmic Solution, 0.025%.
•	Ophthalmic Business Segment:
o	September 26, 2007: Akorn announced FDA approval for alternate manufacturing site for IC-Green™.

Arthur S. Przybyl, President and Chief Executive Officer stated, “Our third quarter results highlight the initial launch of our first vaccine product, multi-dose Tetanus Diphtheria (Td) vaccine. First month introductory sales of the Td vaccine were $4.7 million. Gross margins for this product should stabilize at approximately 20%, once inventories of the distributors are exhausted by the end of the first quarter 2008. At the same time, we anticipate the launch of the unit dose preservative-free Td vaccine product. This vaccine will allow us to effectively compete in the hospital market, where we expect to increase our market share at gross margins in the range of 25% — 30%. Manufacture of multi-dose Td vaccine will be discontinued once the unit dose preservative-free Td vaccine is launched.
We continue to add sales representatives in order to enhance sales coverage for two anticipated new product introductions: Oral Vancomycin and unit dose preservative-free Td vaccine. Our hospital sales team currently has 18 representatives and our vaccine sales team has 7 representatives. We expect that by the end of the first quarter 2008, levels of these sales teams will each be at 20 representatives, our target staffing objective.
Product Development partnership alliances continue to grow. We added two new drug products with Cipla and Sofgen, and entered into new partnership agreements with Haemonetics and Hyaluron, for Injectable premix and suspension drug products, respectively.
For our three near-term product approvals, we continue to guide towards the end of 2007 for Oral Vancomycin, the first quarter 2008 for unit dose preservative-free Td vaccine, and the second quarter 2008 for Akten®, our ophthalmic topical anesthetic NDA drug product.”

About Akorn, Inc.
Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois and Somerset, New Jersey and markets and distributes an extensive line of hospital and ophthalmic pharmaceuticals. Additional information is available at the Company’s website at www.akorn.com.
Materials in this press release may contain information that includes or is based upon forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future steps we may take, prospective products, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.
Any or all of our forward-looking statements here or in other publications may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Our actual results may vary materially, and there are not guarantees about the performance of our stock.
Any forward-looking statements represent our expectations or forecasts only as of the date they were made and should not be relied upon as representing our expectations or forecasts as of any subsequent date. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise, even if our expectations or forecasts change. You are advised, however, to consult any further disclosures we make on related subjects in our reports filed with the SEC. In particular, you should read the discussion in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in our most recent Annual Report on Form 10-K, as it may be updated in subsequent reports filed with the SEC. That discussion covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. Such factors include, but are not limited to, risks and uncertainties relating to the resolution of the FDA compliance issues at our Decatur, Illinois manufacturing facility. Other factors besides those listed there could also adversely affect our results.

AKORN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
IN THOUSANDS

	SEPTEMBER 30,	DECEMBER 31,
	2007	2006
	(UNAUDITED)	(AUDITED)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$10,260	$21,818
Trade accounts receivable (less allowance for doubtful accounts of $3 and $3, respectively)	5,645	4,781
Inventories	19,749	11,734
Prepaid expenses and other current assets	721	1,321

TOTAL CURRENT ASSETS	36,375	39,654
PROPERTY, PLANT AND EQUIPMENT, NET	32,648	33,486
OTHER LONG-TERM ASSETS
Intangibles, net	7,860	8,825
Other	993	118

TOTAL OTHER LONG-TERM ASSETS	8,853	8,943

TOTAL ASSETS	$77,876	$82,083

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current installments of debt	$309	$394
Trade accounts payable	12,038	4,719
Accrued compensation	944	1,849
Customer accrued liabilities	235	391
Accrued expenses and other liabilities	1,362	2,900

TOTAL CURRENT LIABILITIES	14,888	10,253
LONG-TERM LIABILITIES
Long-term debt, less current installments	—	208
Product warranty	1,308	1,308

TOTAL LONG-TERM LIABILITIES	1,308	1,516

TOTAL LIABILITIES	16,196	11,769

SHAREHOLDERS’ EQUITY
Common stock, no par value — 150,000,000 shares authorized; 87,730,355 and 85,990,964 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	157,887	150,250
Warrants to acquire common stock	2,795	4,862
Accumulated deficit	(99,002)	(84,798)

TOTAL SHAREHOLDERS’ EQUITY	61,680	70,314

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$77,876	$82,083

AKORN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2007	2006	2007	2006
Revenues	$15,814	$14,490	$39,187	$56,695
Cost of sales	12,846	8,539	30,844	34,056

GROSS PROFIT	2,968	5,951	8,343	22,639
Selling, general and administrative expenses	5,362	4,226	15,793	13,379
Amortization and write-down of intangibles	338	345	1,015	1,046
Research and development expenses	2,135	2,649	6,307	6,815

TOTAL OPERATING EXPENSES	7,835	7,220	23,115	21,240

OPERATING (LOSS) / INCOME	(4,867)	(1,269)	(14,772)	1,399
Interest Income/(Expense) — net	140	230	568	(855)
Debt Retirement Expense	—	—	—	(391)
Other Income/(Expense)	—	(28)	1	(57)

(LOSS)/INCOME BEFORE INCOME TAXES	(4,727)	(1,067)	(14,203)	96
Income tax provision	—	—	1	—

NET (LOSS)/INCOME	(4,727)	(1,067)	(14,204)	96
Preferred stock dividends and adjustments	—	(182)	—	(742)

NET (LOSS)/INCOME AVAILABLE TO COMMON STOCKHOLDERS	$(4,727)	$(1,249)	$(14,204)	$(646)

NET (LOSS)/INCOME PER SHARE:
BASIC	$(0.05)	$(0.02)	$(0.16)	$(0.01)

DILUTED	$(0.05)	$(0.02)	$(0.16)	$(0.01)

SHARES USED IN COMPUTING NET (LOSS)/INCOME PER SHARE:
BASIC	87,651	76,420	86,971	71,050

DILUTED	87,651	76,420	86,971	71,050

AKORN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
IN THOUSANDS
(UNAUDITED)

	NINE MONTHS
	ENDED SEPTEMBER 30
	2007	2006
OPERATING ACTIVITIES
Net (loss) / income	$(14,204)	$96
Adjustments to reconcile net (loss)/income to net cash (used in)/provided by operating activities:
Depreciation and amortization	3,273	2,444
Amortization of debt discounts	—	1,059
Non-cash stock compensation expense	2,484	1,524
Changes in operating assets and liabilities:
Trade accounts receivable	(864)	(3,717)
Inventories	(8,015)	(142)
Prepaid expenses and other current assets	(275)	218
Trade accounts payable	7,319	(1,007)
Product warranty	—	1,131
Accrued customer liability	(156)	403
Accrued expenses and other liabilities	(2,443)	(137)

NET CASH (USED IN)/PROVIDED BY OPERATING ACTIVITIES	(12,881)	1,872
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(1,420)	(3,571)
Purchase of intangible assets	(50)	—

NET CASH USED IN INVESTING ACTIVITIES	(1,470)	(3,571)
FINANCING ACTIVITIES (See Note 1 below)
Repayment of long-term debt	(293)	(3,009)
Proceeds from common stock and warrant offering	—	21,621
Proceeds from warrants exercised	2,507	1,213
Proceeds under stock option and stock purchase plans	579	606

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,793	20,431
(DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS	(11,558)	18,732
Cash and cash equivalents at beginning of period	21,818	791

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$10,260	$19,523

Amount paid for interest	$43	$577
Amount paid for income taxes	$3	$2

Note 1:	In March 2006, $7,298 in principal and interest related to convertible notes was retired by conversion to the common stock of Akorn, Inc.